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                      April 10, 2023

       Michael W. Metcalf
       Chief Financial Officer
       Powell Industries, Inc.
       8550 Mosley Road
       Houston, TX 77075-1180

                                                        Re: Powell Industries,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2022
                                                            Filed December 6,
2022
                                                            File No. 001-12488

       Dear Michael W. Metcalf:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing